Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is dated effective as of July 31, 2014 (the “Effective Date”), and amends that certain Employment Agreement, dated effective as of March 18, 2014 (the “Original Agreement”), by and between Identiv, Inc., a Delaware corporation (the “Company”), and Lawrence Midland, a resident of California (hereinafter referred to as “Midland” or “Executive”). This Amendment and the Original Agreement are collectively referred to herein as the “Agreement.”

For good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties amend the Original Agreement effective as of the Effective Date, as follows:

1.	Position and Responsibilities. The second paragraph of the Agreement is hereby amended by adding at the end thereof:

“Notwithstanding the foregoing, as and from the Effective Date, Midland shall resign his position as an executive officer of the Company and be accordingly relieved from his obligations as President of the Company and any position he may then hold as an officer, employee or director of any of the Company’s affiliates, subsidiaries and group companies.

2.	Compensation.

(a)	Base Salary. Section 2(a) of the Agreement is hereby amended by adding at the end thereof:

“Notwithstanding the foregoing, as and from the Effective Date, the Company shall pay to Midland a fixed salary at the rate of $16,666.67 per month, less applicable taxes and withholding, for 12 months as full and final base salary due and owing to Midland under the Agreement.

(b)	Bonus. Section 2(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“Midland will receive a monthly payment of $4,861.11 for 12 months beginning with the month following the Effective Date, less applicable taxes and withholding, as full settlement of the pro-rata portion of his executive bonus for 2014 to the Effective Date. In exchange for such payments, Midland waives the right to participate in the Company’s Incentive Compensation Plan for 2014 or any period subsequent thereto, and/or any other incentive compensation plan in effect for executive management of the Company from time to time. Midland acknowledges and agrees that Section 2(b) of the Original Agreement shall have no further force or effect as of the date hereof and expressly waives any right or entitlement thereunder.”

3.	Benefits, Perquisites and Business Expenses.

(a)	Section 3(a) of the Agreement is hereby amended by adding at the end thereof:

“Subject to Section 5 of the Agreement, as amended, the Company agrees (i) that any options to purchase shares of the Company’s common stock (“Stock Options”) that have been granted by the Company to Midland on or prior to the Termination Date (as defined herein) and that remain unvested as of the Termination Date shall thereupon become fully vested, (ii) that all Stock Options that remain unexercised as of the Termination Date shall be exercisable for a period of two years thereafter (but not later than the expiration of the applicable Stock Option’s original term), and (iii) that all Restricted Stock Units (RSU’s) that have been granted by the Company to Midland on or prior to the Termination Date and that remain unvested as of the Termination Date shall thereupon become fully vested (Sections 3(a)(i-iii) together, the “Acceleration of Vesting”).”

(b)	Section 3(b) of the Agreement is hereby amended by adding at the end thereof:

“For the avoidance of doubt, reimbursement of all reasonable business expenses, to which Midland is entitled under Section 3(b) of the Agreement will continue at the current levels in accordance with Company policy until the Termination Date and will terminate upon the close of business on such date.”

(c)	Section 3(c) of the Agreement is hereby amended by adding at the end thereof:

“For the avoidance of doubt, Executive’s participation in the Company’s health and welfare programs in which he currently participates will remain in effect through the Termination Date, subject to their terms and conditions. In addition, the Company will add Midland’s spouse to the Company dental plan for the period from August 1, 2014 to the Termination Date.”

4.	Term and Termination.

(a)	Section 4(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement shall terminate on July 31, 2015 (the “Termination Date”) and thereafter shall have no further force or effect except as provided by Section 6 of this Amendment. Sections 4(b), (d) and (e) of the Original Agreement are hereby deleted in there entirety and shall have no further force or effect.”

(b)	Death. Section 4(f) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event of the death of Midland prior to the payment in full of all amounts described in Section 2(a) and Section 2(b) of this Amendment, the Company shall continue to pay to “The Midland Family Trust” such amounts and at the times provided by such Sections.”

5.	Release of Claims. As a condition of, and in consideration for the Acceleration of Vesting, Midland agrees to execute a full general release, in a form prepared by or otherwise acceptable to the Company, releasing all claims, known or unknown, that Midland may have against the Company and its officers, directors, employees and affiliated companies, arising out of or in any way related to Midland’s employment or termination of employment with Company (the “Release”), and the period for revocation, if any, of the Release shall have lapsed without the Release having been revoked on or before the 30th day following the Termination Date.

6.	Continuing Obligations. The parties agree that Sections 5 (Confidential Information), 6 (Non-Competition and Non-Solicitation), 8 (Notices), and 11 (Arbitration) of the Original Agreement shall survive the Termination Date.

7.	Compliance with Section 409A. Section 7 of the Agreement is hereby amended by adding at the end thereof a new paragraph (c) to read in its entirety as follows:

“No amount payable pursuant to this Agreement on account of the Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if the Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.”

8.	Continuation of Other Terms. Except as otherwise provided by this Amendment, the terms and conditions of the Original Agreement are hereby ratified and confirmed in full.

9.	Governing Law. This Amendment shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of the state of California.

10.	Entire Agreement. The Agreement, as amended hereby, contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

11.	Miscellaneous.

(a)	If any provision of this Amendment shall be fully or partly invalid or unenforceable, the validity and enforceability of all other provisions shall remain in effect.

(b)	Midland acknowledges and agrees that this Amendment may be filed by the Company with the U.S. Securities and Exchange Commission and any other regulatory body or legal authority to which the Company is subject.

(c)	No provision of this Amendment may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by Midland. No waiver by either party hereto of any breach by the other party of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

(d)	This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one complete document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in two counterparts on the date first above written.

IDENTIV, INC.		LAWRENCE MIDLAND

By:	/s/ Jason D. Hart	/s/ Lawrence Midland
	Jason D. Hart	Lawrence Midland
Chief Executive Officer

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